2320 NW 66th COURT GAINESVILLE, FL 32653 PHONE: 352-377-1140 FAX: 352-378-2617	News Release: FOR IMMEDIATE RELEASE

Exactech to Acquire Distribution Company in France;

Opens Direct Distribution Operations in Japan

GAINESVILLE, Fla. — February 27, 2008 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today the opening of a wholly-owned distribution subsidiary in Japan and the planned acquisition of a distribution subsidiary in France. Japan and France are two of the largest orthopaedic device markets outside the United States.

Exactech said it will acquire the stock and assets of France Medica SAS, a Strasbourg-based importer and distributor of orthopaedic products and surgical supplies. The total purchase price is projected to be 6.8 million to 7.1 million euros. Exactech expects France Medica’s full year 2008 revenues will be approximately 8.0 million euros. The purchase price for France Medica involves 5.4 million euros to be paid upon closing and 1.4 million to 1.7 million euros in earn-out payments based on the performance of France Medica over the next two years. Exactech expects the transaction to be neutral to earnings in 2008 and accretive in 2009. The closing is expected to be completed in the second quarter of 2008.

Exactech also said it has finalized arrangements to create a direct distribution operation in Japan, where it previously sold its products through a distributor. The direct operation sales and logistics subsidiary based in Tokyo enables Exactech to directly control its Japanese marketing and distribution operations. The venture will be headed by Kunio Watanabe, a seasoned orthopaedic marketing executive who has more than 14 years of experience distributing medical products in Japan for U.S. and European companies.

President David Petty said, “France Medica has been a valuable and key strategic partner for a number of years. In addition to distributing our Optetrak® knee system, France Medica also provides hips, shoulders, trauma products and instrumentation sets for clinics and hospitals throughout France. We believe we can better serve our French customers by establishing a direct operation in this important market. France Medica currently employs approximately 25 distribution and sales professionals and we are delighted that key members of France Medica’s existing management team will stay on as part of the new Exactech subsidiary.

“We have been selling products in Japan through a distributor agreement for over a decade. This new arrangement will allow for continuation of this important relationship while also creating an opportunity for Exactech to expand its market presence in Japan with a new team of seasoned orthopaedic sales professionals in the direct operation. We are enthusiastic about expanding our global presence in the orthopaedic market.”

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EXACTECH INC.

More details on Exactech’s international expansion will be discussed on the company’s 2007 earnings conference call on February 29, 2008 at 11:00 a.m. Eastern time. Exactech will release its fourth-quarter and 2007 year-end earnings on Thursday, February 28, after the market closes.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 25 countries in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: info@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/email.aspx.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH INC.